EXHIBIT 5.1
Laura Stein, Esq.
Senior Vice President — General Counsel and Secretary
The Clorox Company
1221 Broadway
Oakland, California 94612-1888
February 2, 2006
The Clorox Company
1221 Broadway
Oakland, California 94612-1888
Ladies and Gentlemen:
     I am General Counsel of The Clorox Company, a Delaware corporation (the “Company”). This opinion is being rendered in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed on or about the date hereof with the Securities and Exchange Commission (the “Commission”) by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 7,303,217 shares of its common stock, $1.00 par value per share (the “Stock”), to be issued pursuant to The Clorox Company 2005 Stock Incentive Plan (the “Plan”).
     In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the Restated Certificate of Incorporation of the Company and the Bylaws (restated) of the Company, each as in effect on the date hereof, (iii) the Plan, (iv) resolutions of the Board of Directors of the Company, dated July 20, 2005 authorizing the issuance of the Stock and (v) such other instruments, certificates, records and documents, and such matters of law, as I have considered necessary or appropriate for the purposes hereof.
     Based upon the foregoing, subject to the limitations and qualifications contained in this opinion, I am of the opinion that:
     1. The issuance of the Stock has been duly authorized by the Board of Directors of the Company.
     2. Upon issuance and delivery of the Stock, as set forth in the Plan, the Stock will be validly issued, fully paid and non-assessable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of my name, as counsel, therein. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,
/S/ LAURA STEIN

Laura Stein, Esq. Senior Vice President -- General Counsel & Secretary